Consent of Independent Registered Public Accounting Firm

The Board of Directors
Geos Communications, Inc.
Southlake, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138242) of Geos Communications, Inc. of our report dated May 17, 2010 relating to the consolidated financial statements of D Mobile, Inc., which appears in this Form 8-K.

Shu Lun Pan Certified Public Accountants Co., Ltd.
BDO Shanghai, P.R. China

May17, 2010